As filed with the Securities and Exchange Commission on December 14, 2007.
Registration No. 333-144717

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Post-Effective Amendment No. 1
To
Form S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
ARCHSTONE-SMITH OPERATING TRUST
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	6798 (Primary Standard Industrial Classification Code Number)	90-0042860 (I.R.S. Employer Identification No.)

9200 East Panorama Circle, Suite 400 Englewood, Colorado 80112 (303) 708-5959 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	Caroline Brower
Executive Vice President and General Counsel
Archstone-Smith Operating Trust
9200 East Panorama Circle, Suite 400
Englewood, Colorado 80112
(303) 708-5959
(Name, address, including zip code, and telephone
number, including area code, of agent for service)
Copies To:
Christine C. Lehr
DLA Piper US LLP
4141 Parklake Avenue, Suite 300
Raleigh, North Carolina 27612
(919) 786-2000
     Approximate date of commencement of proposed sale to the public: This post-effective amendment deregisters those securities that remain unissued hereunder as of the effective date hereof.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.   ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.   ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.   ☐

DEREGISTRATION OF SHARES
SIGNATURES

DEREGISTRATION OF SHARES
     This Post-Effective Amendment No. 1 to the Registration Statement on Form S-4 (File No. 333-144717) (the “Registration Statement”), which was originally filed on July 7, 2007, is being filed to deregister unissued Series O preferred units of the registrant, Archstone-Smith Operating Trust (the “Operating Trust”).
     On October 4, 2007, the Operating Trust completed its merger with River Trust Acquisition (MD), LLC (the “Operating Trust Merger”) and certain other transactions contemplated by that certain Agreement and Plan of Merger, dated as of May 28, 2007, as amended by Amendment No. 1 thereto, dated as of August 5, 2007, by and among Archstone-Smith Trust, the Operating Trust, River Holding, LP, River Acquisition (MD), LP and River Trust Acquisition (MD), LLC (as amended, the “Merger Agreement”). In a separate transaction, on October 5, 2007, Archstone-Smith Trust completed its merger with and into Tishman Speyer Archstone-Smith Multifamily Series I Trust, an assignee of River Acquisition (MD), LP (the “Company Merger” and, together with the Operating Trust Merger, the “Mergers”), and certain other transactions contemplated by the Merger Agreement. Tishman Speyer Archstone-Smith Multifamily Series I Trust, River Holding, LP, River Acquisition (MD), LP and River Trust Acquisition (MD), LLC are jointly controlled by affiliates of Tishman Speyer Real Estate Venture VII, L.P. and Lehman Brothers Holdings Inc. In connection with the Operating Trust Merger, Class A-1 common unitholders were entitled to receive, in exchange for each of their Class A-1 common units, one newly issued Series O preferred unit per existing Class A-1 common unit of the Operating Trust. Alternatively, each unitholder was entitled to elect to receive in exchange for its Class A-1 common units (a) $60.75 per unit in cash, without interest and less applicable withholding taxes, or (b) a combination of the cash consideration and Series O preferred units. The cash consideration of $60.75 per unit that each unitholder was offered the opportunity to elect to receive was the same per common share consideration that the shareholders of Archstone-Smith Trust received in connection with the Company Merger. The Operating Trust Merger has now been consummated. Therefore, this Post-Effective Amendment No. 1 to the Registration Statement is being filed to deregister, as of the effectiveness of this post-effective amendment, all Series O preferred units, the sale of which was registered under the Registration Statement, that were not issued under the Registration Statement.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on December 14, 2007.

ARCHSTONE-SMITH OPERATING TRUST

By:	/s/ Thomas S. Reif

	Name:	Thomas S. Reif
	Title:	Associate General Counsel and
Group Vice President
     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ R. Scot Sellers R. Scot Sellers	Chief Executive Officer (Principal Executive Officer)	December 14, 2007
/s/ Charles E. Mueller, Jr. Charles E. Mueller, Jr.	Chief Financial Officer (Principal Financial Officer)	December 14, 2007
/s/ Ash K. Atwood Ash K. Atwood	Controller	December 14, 2007
*	Trustee	December 14, 2007
Tishman Speyer Archstone-Smith Multifamily Series I Trust

* By:	/s/ Michael Benner

Name:	Michael Benner
Title:	Vice President and Secretary